Exhibit 10.09

REACHLOCAL, INC. AMENDED AND RESTATED

CHANGE IN CONTROL AND SEVERANCE POLICY FOR SENIOR MANAGEMENT

(effective as of February 21, 2010)

Section 1. Introduction. This ReachLocal, Inc. Amended and Restated Change in Control and Severance Policy for Senior Management (the “Policy”) is effective as of February 21, 2010 (the “Effective Date”). The compensation and benefits payable under the Policy are payable in connection with certain termination or change in control events that occur after the effective date of the Policy. The purpose of the Policy is to provide for the payment of severance benefits to Eligible Individuals (as defined below) of ReachLocal, Inc. (the “Company”) who incur a Separation from Service from the Company as a result of an Involuntary Termination and to provide additional certain other benefits in connection with a Change in Control (as defined below).

Section 2. Eligibility For Benefits.

(a)	General Rules.

(i) Subject to the requirements set forth in this Section 2: (a) the Company will provide the benefits described in Section 3 to each Eligible Individual upon the consummation of a Change in Control, (b) the Company will provide the severance benefits described in Section 4 to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs within the one-year period (the “Protection Period”) following a Change in Control, and (c) the Company will provide the severance benefits described in Section 5 of the Policy to an Eligible Individual who incurs a Separation from Service by reason of an Involuntary Termination that occurs at any time other than during the Protection Period.

(ii) In order to be eligible to receive benefits under Sections 4 or 5 of the Policy, the Eligible Individual must, within 21 days following the Termination Date, execute a general waiver and release, which includes certain representations, in a form reasonably acceptable to the Company, and such general waiver and release must become effective in accordance with its terms. The Company, in its sole discretion, may modify its form of the required general waiver and release contained to comply with applicable law and will determine the form of the required waiver and general release.

(b) Exceptions to Benefit Entitlement. An Eligible Individual will not receive benefits under the Policy in any of the following circumstances, as determined by the Company in its sole discretion:

(i) The Eligible Individual has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, unless such Eligible Individual acknowledges and agrees that the severance benefits, if any, provided under this Policy are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated employment contract or agreement.

(ii) The Eligible Individual’s employment with the Company terminates, and such termination does not constitute an Involuntary Termination.

(c) Termination of Benefits. All benefits that an Eligible Individual may be or become entitled to under this Policy will terminate immediately if the Eligible Individual, at any time, violates any proprietary information or confidentiality obligation to the Company.

Section 3. Single Trigger Change in Control Benefits. Upon the occurrence of a Change in Control, 25% of the shares subject to all outstanding unvested equity compensation awards held by each Eligible Individual shall become immediately vested and non-forfeitable, effective as of immediately prior to the occurrence of such Change in Control. The remaining shares (after giving effect to the foregoing acceleration), shall continue to vest, if at all, to the extent provided in the terms of the original award.

Section 4. Change in Control Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination during the applicable Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions hereof):

(a) payment of any accrued, but unpaid Base Salary through the Termination Date, payable within 5 days following the Termination Date or sooner if required by applicable law;

(b) payment of any accrued, but unused vacation time, payable within 5 days following the Termination Date or sooner if required by applicable law;

(c) full and immediate vesting of unvested equity compensation awards held by the Eligible Individual as of immediately prior to the Eligible Individual’s Separation from Service;

(d) if the Eligible Individual is classified as a Group A Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 100% of the Eligible Individual’s Base Salary, payable ratably over 12 months following the Termination Date on the Company’s standard bi-monthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to Section 4980B of the Code and the regulations thereunder (“COBRA”), payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the twelve month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source; and

(e) if the Eligible Individual is classified as a Group B Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 50% of the Eligible Individual’s Base Salary, payable ratably over 6 months following the Termination Date on the Company’s standard bi-monthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the six month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source.

Section 5. Standard Severance Benefits. In the event that an Eligible Individual incurs a Separation from Service by reason of an Involuntary Termination at any time other than during an applicable Protection Period, the Eligible Individual shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions hereof):

(a) payment of any accrued, but unpaid Base Salary through the Termination Date, payable within 5 days following the Termination Date or sooner if required by applicable law;

(b) payment of any accrued, but unused vacation time, payable within 5 days following the Termination Date or sooner if required by applicable law;

(c) if the Eligible Individual is classified as a Group A Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 100% of the Eligible Individual’s Base Salary, payable ratably over 12 months following the Termination Date on the Company’s standard bi-monthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the twelve month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source; and

(d) if the Eligible Individual is classified as a Group B Participant on Schedule A hereto (as amended from time to time):

(i) a cash payment equal to 50% of the Eligible Individual’s Base Salary, payable ratably over 6 months following the Termination Date on the Company’s standard bi-monthly payroll dates and otherwise in accordance with the Company’s standard payroll practices as in effect from time to time, and

(ii) so long as the Eligible Individual timely elects health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Individual’s applicable premiums for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the six month anniversary of the Termination Date, (b) the expiration of the Eligible Individual’s eligibility for benefits under COBRA, and (c) the date on which the Eligible Individual and his or her covered dependents, if any, become eligible for health insurance coverage through another source.

(e) all outstanding equity awards then held by the Eligible Individual shall, immediately prior to such Separation from Service, vest with respect to that number of shares that would have otherwise vested during the 12 month period (for Group A Participants) or the six month period (for Group B Participants) immediately following the Termination Date had the Eligible Individual remained employed by the Company through such period.

Section 6. Right To Interpret Policy; Amendment and Termination

(a) Exclusive Discretion. The Committee will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy. The rules, interpretations, computations and other actions of the Committee will be binding and conclusive on all persons.

(b) Amendment or Termination.

(i) The Board or the Committee may amend or terminate the Policy at any time and from time to time, provided, however, that no such amendment or termination may impair the rights of an Eligible Individual hereunder (other than with respect to equity compensation awards granted after any such amendment or termination) without his or her consent.

(ii) Notwithstanding anything herein to the contrary, the Committee may amend the Policy (which amendment(s) shall be effective upon its adoption or at such other time designated by the Board or the Committee, as applicable) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Policy as in existence immediately prior to any such amendment.

Section 7. Section 409A Six-Month Delay. Notwithstanding anything to the contrary in this Policy, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 or 5 hereof, shall be paid to an Eligible Individual during the 6-month period following the Eligible Individual’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Eligible Individual’s death), the Company shall pay the Eligible Individual a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Eligible Individual during such period, plus interest credited at the applicable federal rate in effect as of the Termination Date provided for in Section 7872(f)(2)(A) of the Code.

Section 8. No Implied Employment Contract. This Policy is not an employment contract. Nothing in this Policy or any other instrument executed pursuant to this Policy shall confer upon an Eligible Individual any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Individual’s employment at any time for any reason. The Company and the Eligible Individual acknowledge that the Eligible Individual’s employment is and shall continue to be at-will, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Individual and the Company.

Section 9. Successors. The Company shall have the right to assign its rights and obligations under this Policy to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Policy shall inure to the benefit and shall be binding upon the successors and assigns of the Company. An Eligible Individual shall not have any right to assign his or her obligations under this Policy and shall only be entitled to assign his or her rights under this Policy upon his or her death, solely to the extent permitted by this Policy, or as otherwise agreed to by the Company.

Section 10. Legal Construction. This Policy is intended to be governed by and will be construed in accordance with the laws of the State of California.

Section 11. Miscellaneous.

(a) Notice. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Individual, mailed notices shall be addressed to him or her at the home address or facsimile number shown on the Company’s corporate records, unless a different address or facsimile number is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Policy on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Policy.

(c) Severability. In the event that any one or more of the provisions of this Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Policy shall not be affected thereby. The parties intend to give the terms of this Policy the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(d) Creditor Status of Eligible Individuals. In the event that any Eligible Individual acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Withholding Taxes. The Company may withhold from any amounts payable under this Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 12. Definitions. For purposes of the Policy, the following terms are defined as follows:

(a) “Affiliate” means an “affiliate” as defined in the Securities Act.

(b) “Base Salary” means an Eligible Individual’s annual base salary as in effect at the time of the Eligible Individual’s Termination Date, determined without giving effect to any reduction in base salary that constituted Good Reason for the Eligible Individual’s termination of employment.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” will exist if an Eligible Individual is terminated by the Company for any of the following reasons: (i) the Eligible Individual’s willful failure to substantially perform the Eligible Individual’s duties and responsibilities to the Company, (ii) the Eligible Individual’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company, (iii) unauthorized use or disclosure by the Eligible Individual of any proprietary information or trade secrets of the Company or any other party to which the Eligible Individual owes an obligation of nondisclosure as a result of the Eligible Individual’s relationship with the Company, (iv) the Eligible Individual’s willful material breach of any of the Eligible Individual’s obligations under any written agreement or covenant with the Company, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company.

(e) “Change in Control” means and includes each of the following:

(i) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VantagePoint Venture Partners or any of its Affiliates, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 40% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 12(e)(i) or Section 12(e)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(a) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(b) After which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 12(e)(iii)(b) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Common Stock” means the common stock of the Company.

(i) “Disability” means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders the Eligible Individual unable to perform effectively his or her duties to the Company.

(j) “Eligible Individual” means an employee of the Company or any of its subsidiaries who has been designated by the Committee as eligible to participate in the Policy and listed on Schedule A attached hereto (as amended from time to time).

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Good Reason” means the Eligible Individual’s resignation from employment within 90 days after the occurrence of one of the following events without the Eligible Individual’s express written consent, provided, however, that the Eligible Individual must provide written notice to the Company within 60 days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have 30 days after such notice is given to cure: (i) a material diminution in the Eligible Individual’s title, authority or responsibility with the Company; provided, that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material diminution in authority or responsibility, (ii) a material reduction in the Eligible Individual’s then-current base salary; provided, however, that in no event shall a reduction of less than 15% be deemed material; provided, further, that an across-the-board reduction in salary level of all other employees in positions similar to the Eligible Individual’s by the same percentage amount as part of a general salary level reduction shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment agreement with the Eligible Individual or (iv) a material relocation by the Company of the Eligible Individual’s primary place of work; provided, however, that in no event shall a relocation of less than 40 miles be deemed material.

(m) “Involuntary Termination” means any termination of the Eligible Individual’s employment with the Company (or its successor) (i) by the Company (or its successor) for any reason other than Cause or the Eligible Individual’s death or Disability or (ii) by the Eligible Individual with Good Reason.

(n) “Separation from Service” means a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(o) “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(p) “Termination Date” means the date on which an Eligible Individual incurs a Separation from Service.

Section 13. Execution. To record the adoption of the Policy as set forth herein, amended effective as of February 21, 2010, ReachLocal, Inc. has caused its duly authorized officer to execute the same.

ReachLocal, Inc.

By:	/s/ Adam F. Wergeles
Name:	Adam F. Wergeles
Title:	General Counsel/Corporate Secretary

SCHEDULE A

ELIGIBLE INDIVIDUALS COVERED BY THE POLICY

(effective as of February 21, 2010)

Group A Participants:

1.	Zorik Gordon (Chief Executive Officer)

Group B Participants:

1.	Michael Kline (Chief Operating Officer and Chief Product Officer)

2.	Rick Spitz (Chief Technology Officer)

3.	Rob Wright (Executive Vice President and General Manager, ReachLocal Xchange)

4.	Adam Wergeles (General Counsel)

5.	Ross Landsbaum (Chief Financial Officer)